Exhibit 16.1

May 10, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: BPK Resources, Inc.

We have read the statements that we understand BPK Resources, Inc. will include under Item 4.01(a) of its Form 8-K it will file regarding the recent change of auditors. We agree with such statements regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ L J Soldinger Associates LLC

L J Soldinger Associates LLC

Deer Park, Illinois